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                                                              Exhibit (n)(1)

          Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Independent Registered Public Accounting Firm" and "Financial Information" in the Statement of Additional Information and to the use of our report dated February 27, 2006 with respect to the consolidated financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 31, 2006 with respect to the financial statements of IDS Life of New York Account 8 included in Post-Effective Amendment No. 17 to the Registration Statement (Form N-6, No. 333-42257) for the registration of the IDS Life of New York Succession Select(SM) Variable Life Insurance offered by IDS Life Insurance Company of New York.

                                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2006